Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information each dated May 13, 2024, and each included in this Pre-Effective Amendment No.1 to the Registration Statement (Form N-2, File No. 333-278194) of NXG Nextgen Infrastructure Income Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated January 29, 2024, with respect to the financial statements and financial highlights of NXG NextGen Infrastructure Income Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended November 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

May 13, 2024